Exhibit (j)

KPMG LLP

 345 Park Avenue

 New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Custodian, Registrar and Shareholder Servicing Agent, Counsel and Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

April 26, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.